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                                                          Exhibit 99.(h)(2)(iii)

                                   ASSIGNMENT
                                       AND
                              ASSUMPTION AGREEMENT
                                       FOR
                          SUB-ADMINISTRATION AGREEMENT

     This Assignment and Assumption Agreement (this "Agreement") is made as of this 19th day of November, 2003 by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) ("ILIAC"), ING Funds Services, LLC (the "Administrator") and Investors Bank & Trust Company (the "Bank").

     WHEREAS, ILIAC has entered into a Sub-Administration Agreement with the Bank, dated as of the 12th day of December, 2001, as amended (the
"Sub-Administration Agreement"); and

     WHEREAS, pursuant to the Sub-Administration Agreement, the Bank provides certain administrative services (the "Services") to ILIAC; and

     WHEREAS, ILIAC will no longer serve as the administrator for ING Partners, Inc., ILIAC desires that the Bank perform the Services for the Administrator and desires to assign the Sub-Administration Agreement, and all of ILIAC's rights, duties and obligations thereunder, to the Administrator; and

     WHEREAS, the Administrator desires to accept the assignment of the Sub-Administration Agreement and to assume and perform all of ILIAC's rights, duties and obligations thereunder;

     NOW, THEREFORE, it is agreed as follows:

     1. ASSIGNMENT OF SUB-ADMINISTRATION AGREEMENT. Effective as of the date first written above, ILIAC hereby assigns to the Administrator the Sub-Administration Agreement and all of ILIAC's rights, duties and obligations thereunder.

     2. PERFORMANCE OF DUTIES. The Administrator hereby agrees to assume all of ILIAC's rights, and will perform all of ILIAC's duties and obligations, under the Sub-Administration Agreement, and will be subject to all of the terms and conditions of the Sub-Administration Agreement in the same manner and to the same extent that ILIAC was subject to such terms and conditions.

     3. CONSENT. The Bank hereby consents to ILIAC's assignment of the Sub-Administration Agreement to the Administrator and the performance of ILIAC's duties and obligations by the Administrator.

     4. INDEMNIFICATION. ILIAC agrees that it will remain liable under the Sub-Administration Agreement for all its obligations arising on or before the date and year first written above and will indemnify and hold harmless the Administrator from any such obligation.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and
Assumption Agreement to be executed by their duly authorized officers as of the date and year first written above.


ING LIFE INSURANCE AND ANNUITY COMPANY       ING FUNDS SERVICES, LLC


By:                                          By:
   ------------------------------------         --------------------------------
Name:   Laurie M. Tillinghast                Name:  Michael J. Roland
Title:  Vice President                       Title: Executive Vice President
                                                    and Chief Financial Officer

INVESTORS BANK & TRUST COMPANY


By:
   -----------------------------------
Name:
Title:

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